Ex. 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "Agreement") with an effective date of 23 May 2023 (the "Effective Date"), is made and entered into by and between Accalle, LLC (the "Consultant"), having an office address at 6914 Magellan Way, Sarasota, Florida 34243 and AXIM Biotechnologies, Inc. having an office at 6191 Cornerstone Court, E., Suite 114, San Diego, CA 92121 (the "Company"), (collectively “the parties”).

RECITALS

Whereas, with Consultant’s assistance, the Company desires to engage Consultant to support its efforts to define, acquire, and implement operational readiness and improvements with additional detail described in Appendix A.

Whereas, Consultant desires, and has the experience, ability, and opportunity, to perform tasks for the Company pursuant to the provisions of this Agreement.

Therefore, to that end and in consideration of the covenants, terms and conditions of this Agreement, and the mutual benefits to be derived from this Agreement, the parties hereby agree as follows:

ENGAGEMENT

1.Nonexclusive Engagement. The Company hereby engages Consultant to perform the "Services" set forth in Section 3, below, for the Company on a nonexclusive basis upon the terms of this Agreement, and Consultant hereby accepts such engagement upon the terms of this Agreement (the "Engagement").  This Agreement shall NOT prohibit Consultant from providing Services or related services for Consultant’s other clients or for others, provided such work does not conflict with the Services to be provided by Consultant pursuant to this Agreement and is not with an actual or potential competing business.    Consultant agrees to prioritize timelines for the delivery of Services to Company where necessary.

2.         Term and Termination. Unless terminated earlier by either party or as provided in this Agreement, the term of this Agreement shall be for six (6) months from the Effective Date (the "Initial Term"); after which the term of this Agreement shall continue on a month-to-month basis unless terminated by either of the parties.  This Agreement may be terminated by any party upon thirty (30) days advance notice from such party to the other party at any time following the Initial Term for any reason. Notwithstanding the preceding sentence, this Agreement shall terminate, immediately and, except as otherwise specified, without notice thereof, upon the (a) the death or incapacity of Consultant; or (b) upon ten (10) days’ notice from the Company, in the event of the repeated neglect or other conduct of Consultant in the performance of the services contemplated by this Agreement, any of which (in the sole and reasonable judgment of the Company) is detrimental to the best interests of the Company.  Upon termination of this

Ex. 10.1

Agreement, Consultant shall have no further rights under this Agreement and the Company shall have no further obligations or liabilities under this Agreement, except for the following:

a.The Company's obligation to make payment for Services rendered by Consultant before termination of this Agreement in Sections 6, 7, and 8.

b.The Consultant’s obligation to maintain Confidentiality and the Company’s IP rights as outlined in Sections 9 and 10.

3.Consulting services:  Consultant Services will provide support in meeting the specific needs of the Company as outlined in Appendix A. Additional consulting services can be requested as needed.  During the Term of this Agreement Consultant will have the title of Chief Operating Officer and will assist the Company in the following areas:

a.Operational planning services to include Design for Manufacturing (DFM) and Scale.

b.Facility design and layout.  Consultant can provide support in:

i.Designing an environment ideally suited for the manufacturing and assembly of Lateral Flow (and other) diagnostics.  This may include determining optimal dry-space allocation and calculations based on throughput, staff, and design requirements.

ii.Equipment selection and validation.

iii.Designing “Lean” manufacturing workflows.

iv.Selecting a suitable location for future expansion.

c.Site selection: It may arise where the Company needs to expand its facility or location additional space.  The Consultant can assist in identifying suitable locations for the facility based on various factors such as financial opportunity, accessibility, availability of resources, logistics, permitting/regulatory requirements, and market demand.

d.Facility project management: Consultant can provide project management services to support how the facility is constructed and/or renovated.

e.Operational planning: Consultant can assist in developing operational plans for scale. This can include determining staffing requirements, developing standard operating procedures, and creating strategic and/or strategic plans.

f.Quality System development.  The Consultant can assist with the creation and implementation of a foundational QMS, including SOP, WI, and QC drafting.

g.Resourcing, Training, and support: Consultant can provide support for obtaining and recruiting resources, training for employees, and support to ensure that they are performing effectively and efficiently.

h.Other services as needed: Consulting Services can be tailored to meet the specific needs of the Company and can include a wide range of services to establish GMP Manufacturing, pursue ISO 13485 certification and provide total operational support.

Ex. 10.1

4.Duties of Consultant. In providing the Services, Consultant agrees to following a Professional Standard. At all times, perform Services in a competent, ethical, and professional manner in accordance with the applicable industry standards.  Consultant will devote such professional time as is necessary to perform his obligations under this Agreement, and will include travel where necessary.

5.Nature of Services; Consultation; Consultation Evaluations. All Services pursuant to this Agreement shall be performed by the Consultant and/or in collaboration of Company approved subcontractors/consultants. During the Initial Term and any successive term of this Agreement,

Consultant shall:

a.Best efforts.  Consultant shall use and exercise his best efforts to perform and provide the Services during the term of this Agreement.

b.Defined Scope.  Consultant shall use and exercise his or her best efforts to accommodate the needs of the Company and to accomplish the Services expected to be performed under this Agreement as outlined in Section 3 and Appendix A.

c.The Company's right and authority to determine the scope of Consultant's services shall be defined by Leadership or Chief Executive Officer.

d.Limitation of Liability: The consultant shall not be liable for any direct, indirect, incidental, special, or consequential damages arising out of or in connection with the services provided under this proposal. The liability of the consultant shall be limited to termination of services by the client for the services provided under this proposal. The client agrees to indemnify and hold harmless the consultant from any and all claims, damages, and expenses, including all attorney's fees, arising out of or in connection with the services provided under this proposal.

e.Coordinate with the Company.  Services are defined in Section 3 and with additional detail in Appendix A.  It is understood these will be adjusted as necessary though formal and informal meetings and/or discussions between the Company and Consultant.

6.  Equity Award. As compensation for Consultant’s Services and subject to the express approval of the AXIM Board of Directors (“AXIM Board”), the CEO will make a recommendation to the AXIM Board that Consultant be granted an option to receive two million shares of AXIM’s common stock (the “Consultant’s Option Shares”) at an option price based on the closing price of AXIM stock on the date this Agreement is signed by Consultant.  If approved by the AXIM Board, the option will be subject to the terms and conditions applicable to stock options, granted under AXIM’s 2021 Stock Incentive Plan, as amended from time to time (the “Plan”), and as described in the Plan and the stock option, which Employee will be required to sign.  One-sixth of the Consultant Option Shares shall vest on a monthly basis commencing 30 days after the effective date of grant, subject to Consultant’s continued engagement under this Consulting Agreement.  To be clear, during the Term of this Agreement, the sole compensation received by Consultant will be the Consultant’s Option Shares, unless otherwise agreed to in writing between the Parties.

Ex. 10.1

7.Expenses. The Company shall reimburse Consultant for reasonable travel and hotel expenses incurred while traveling in connection with the performance of Services hereunder, together with any miscellaneous expenses, provided that the Consultant has received the Company’s prior approval therefor. As an independent contractor, Consultant shall not be entitled to any fringe benefits available to employees of the Company; Consultant shall be entitled only to the compensation provided for in this Agreement and none other.

8.No Withholdings. Consultant is not an employee of the Company for any purpose whatsoever but is an independent contractor within the meaning of applicable workers' compensation laws, unemployment insurance laws, Social Security laws, and the United States Internal Revenue Code's income tax withholding requirements. For that reason, no payroll deductions or payments will be made by the Company for unemployment insurance, workers' compensation, Social Security, or taxes. Consultant understands and agrees that he shall be responsible for his federal, state, and local income taxes, self-employment taxes, Social Security taxes, and any other taxes, including when payment is received in Restricted Common Stock. Consultant shall indemnify and hold the Company harmless from and against any and all liability relating to such payments, withholdings, and benefits, if any, together with any penalties and interest which might be assessed.

9.Confidentiality. Consultant recognizes that, by reason of the appointment as a consultant, Consultant will have contact with and gain knowledge of confidential information of the Company (hereinafter “Confidential Information”). Any disclosure of Confidential Information hereunder shall be pursuant to the terms and conditions stated below:

a.All Confidential Information which is proprietary to the Company and which is duly marked or stated as such as provided in 9(b) below shall be kept in confidence by Consultant and the Consultant shall use the same degree of care to prevent and avoid unauthorized disclosure and reproduction thereof by its respective employees as it uses to prevent and avoid such disclosure and reproduction of its own information of similar classification which it does not desire to have disseminated or published.

b.Company shall clearly identify the Confidential Information when furnishing it to the Consultant by marking or stating it clearly as "Confidential Information" or “Proprietary.”  Notwithstanding the foregoing, where Confidential or Proprietary Information is exchanged between the Parties, whether oral or written, that may not be marked as Confidential or Proprietary Information,  Consultant agrees to maintain the secrecy and confidentiality of any such Confidential and Proprietary Information of the Company if disclosures of the foregoing could be harmful to the Company’s interests.

c.The Consultant shall not be liable for disclosure or use of the Confidential Information or    any part thereof in the event and to the extent such Confidential Information:

(1)is or becomes available to the public domain, not as a result of any action or inaction of the Consultant; or

(2)was known to the Consultant at the time of disclosure, as shown by Consultant’s files and written records immediately prior to the time of disclosure; or

(3)is disclosed with the written approval of the Company; or

Ex. 10.1

(4)is embodied and ascertainable upon inspection in commercially available products including manuals and the like sold to the public by either party.

d.At the termination of this Agreement, Consultant shall have thirty (30) days to deliver to the Company all notes, letters, documents, and records in, on or of any medium whatsoever, which may contain Confidential Information which are then in Consultant's possession or control and shall not retain or use any copies or summaries thereof.

e.This obligation of confidentiality will continue until such time as the Company’s Confidential Information enters the public domain and does not fall under one of the exceptions in Section 9.c.

10.Intellectual Property: Consultant and the Company agree that, as between them, all such Proprietary Information is a protectible interest of the Company and is confidential, material, important and seriously affects the Company's goodwill and the successful conduct of its business.

a.To the extent that Consultant creates, develops or prepares, or participates in the creation, development or preparation of any Proprietary Information or other property related to the Services or the Company and such Proprietary Information or property consists of trade secrets, copyrightable and/or patentable subject matter (collectively “subject matter”), Consultant agrees and acknowledges that such subject matter and any and all rights with respect thereto are and shall be deemed, to the extent allowed by law, to be produced under this Agreement for the Company as work made for hire for the Company and pursuant hereto shall be and remain the sole and exclusive property of the Company.  Consultant hereby assigns to the Company all worldwide rights and title to any work product made, produced, or developed for the Company in connection with the Services.

b.If the Company shall determine to seek copyright, patent or other protection with respect to such Proprietary Information and other property, Consultant shall cooperate fully and promptly with the Company during the term of this Agreement and thereafter in the application for copyright registrations or other protection therefor in the U.S.A. and/or foreign countries in the name of the Company or its assignee, and Consultant shall promptly execute and deliver such instruments and documents as may be necessary or desirable to accomplish such end.

MISCELLANEOUS

11.Relationship of the Parties. Notwithstanding anything in this Agreement to the contrary, neither party is the partner, joint venture, agent, or representative of the other party. Consultant is an independent contractor and there is no employment relationship between the parties. Neither party has the authority to make any representation or warranty or incur any obligation or liability on behalf of the other party, and neither party shall make any representation to any third party inconsistent with this Agreement.

Ex. 10.1

12.General Provisions.

a.Entire Agreement; Amendment. The parties understand and expressly agree that this Agreement (including the recitals) constitutes the entire agreement between the parties, and there are no representations, warranties, or agreements, whether express or implied, or oral or written, except as set forth herein. This Agreement may be modified only in a writing executed by the parties.

b.Assignment. This is an Agreement concerning professional and specialized services, and the Company has entered into this Agreement in reliance on the integrity and qualifications of consultant. Therefore, Consultant shall not without written permission from the Company assign, transfer or otherwise convey the obligations or benefits of this Agreement or delegate any duties or responsibilities under this Agreement to any third party voluntarily, involuntarily, by operation of law or otherwise, without the prior written consent of the Company. The Company may assign or otherwise transfer this Agreement to any person or entity upon written notice thereof to Consultant.

c.Waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in a writing by the party making the waiver.

d.Notices. Any and all notices, designations, offers, acceptances or other communications provided for in this Agreement shall be given in writing by electronic transmission, by personal delivery (by commercial courier or otherwise) or by registered or certified mail posted in the United States and addressed, if to the Company, to its principal office first above written or such other address as the Company shall by notice provide, or if to Consultant, to Consultant’ address first above written or to such other address as Consultant shall by notice provide.

e.Interpretation. The section and other headings in this Agreement are solely for reference purposes and shall not affect the interpretation of any provision of this Agreement. Whenever the context so requires, the singular shall include the plural, the plural shall include the singular, the whole shall include any part thereof.

f.Invalid Provision; Severability. In case any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalid, illegal or unenforceable provision(s) shall be curtailed, limited, construed or eliminated only to the extent necessary to remove such invalidity, illegality or unenforceability with respect to the applicable law as it shall then be applied, and the other provisions of this Agreement shall not be affected thereby.

g.Governing Law. This Agreement shall be governed by the laws of the State of California. Any litigation arising out of this Agreement shall be conducted in applicable courts in California, and the parties expressly agree upon and consent to such jurisdiction and venue.

h.Execution. The individuals signing this Agreement below represent that they are duly authorized to execute this Agreement for and on behalf of the party for whom they are signing, and that such execution presents no conflict with any other agreement of the party for whom they are signing.

Ex. 10.1

i.Electronic transmission and Email Signatures. The parties agree that transmission to the other party hereto of this Agreement with its electronic transmission or email signature shall suffice to bind the party transmitting same to this Agreement in the same manner such party's original signature had been delivered. Without limitation of the foregoing, each party who transmits this Agreement with its electronic transmission or email signature covenants to deliver the original thereof to the other party as soon as possible thereafter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date written above.

Accalle, LLC	AXIM Biotechnologies, LLC
“Consultant”	(“Company”)

/s/ Kurt Phinney	/s/ John Huemoeller II
By: Kurt Phinney	By: John Huemoeller II
Its: Manager/Principal	Its: Secretary

Ex. 10.1

Appendix A

The intent of this Agreement is to build infrastructure to support the manufacture of FDA regulated diagnostic products.  As such, the scope includes but may not be limited to the following:

Scope of Work

•Support and development of a QMS.

•Identification of New Facility

•Identification of CMO

•Qualification of New Facility a/o CMO

•Support and coordination will all involved parties in designing a scalable manufacturing and assembly operation.

•Support in identifying and hiring initial team to support Manufacturing, Quality, Regulatory, Human Resources, IT, and others as dictated by AXIM leadership.

From time to time, the CEO and/or leadership of Axim may prioritize work projects, eliminate or add new work projects.   The Parties will work together to agree upon timelines for the completion of specific work projects.